Exhibit a(5)

INSTITUTIONAL PORTFOLIO

Certificate of Amendment

to Declaration of Trust

The undersigned, being the Assistant Secretary of Institutional Portfolio (hereinafter referred to as the “Trust”), a Massachusetts trust, does hereby certify that, in accordance with the authority conferred upon the Trustees of the Trust by the Trust’s Declaration of Trust dated April 2, 2001, as amended (hereinafter referred to as the “Declaration of Trust”), and by an affirmative vote of a majority of the Trustees of the Trust at a meeting duly called and held on December 21, 2006, Appendix A to the Declaration of Trust designating the series of the Trust is amended to read as set forth in Appendix A attached to this certificate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment this 21st day of December, 2006.

/s/ George P. Hoyt
George P. Hoyt, Assistant Secretary

Exhibit A

Institutional Enhanced Portfolio

Prime Cash Reserves Portfolio

SMASh Series M Portfolio

SMASh Series C Portfolio

SMASh Series EC Portfolio

SMASh Series MEC Portfolio